Exhibit 99.1

Oyster Point Pharma Announces Board of Directors Leadership Changes and New

Appointment as the Company Advances into Next Phase of Growth

Ali Behbahani, M.D. takes on role of Chairperson of the Board

Michael G. Atieh joins the Board of Directors as Chairperson of the Audit Committee

PRINCETON, N.J., Oct. 8, 2020 — Oyster Point Pharma, Inc. (Nasdaq: OYST), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class pharmaceutical therapies to treat ocular surface diseases, today announced changes to its Board of Directors, consistent with the company’s strategic evolution in a pivotal year of growth.

Effective immediately, Dr. Ali Behbahani, who has served as a member of Oyster Point’s Board of Directors since July 2017, will step into the role of Chairperson of the Board, replacing Dr. Michael Ackermann, who will step down to focus on new company creation and his positions as Chief Executive Officer of Presidio Medical and Chairperson of Tarsus Pharmaceuticals, two earlier-stage healthcare companies. Dr. Ackermann will continue to provide Oyster Point his expertise as an external strategic consultant going forward.

“We’ve experienced incredible growth and strengthened our capabilities under Dr. Ackermann’s leadership as Founder and Chairperson of the company, and I’d like to thank him for his contributions and expert guidance that have undoubtedly positioned Oyster Point for continued momentum and success,” said Jeffrey Nau, Ph.D., M.M.S., president and chief executive officer of Oyster Point. “As we transition from a clinical-stage company to an emerging commercial organization, we are excited to have Dr. Behbahani in his new role as Chairperson, building on his experience and roles as a board member of multiple biopharmaceutical companies across the industry.”

“It has been a great privilege to serve as Chairman of Oyster Point’s Board of Directors, alongside some of the brightest minds in our industry. I’d like to thank Jeff, his team, and the board for several terrific and fun years and look forward to watching them accomplish even more great things in the months and years to come,” said Michael Ackermann.

Michael Atieh, who most recently served as Executive Vice President and Chief Financial and Business Officer of Ophthotech Corporation (now IVERIC Bio), will join Oyster Point’s Board of Directors and step into the role of Chairperson of the Audit Committee. Mark Murray, who has served as a member of Oyster Point’s Board of Directors since October 2017 and previously as Chief Financial Officer, will transition from Chairperson of the Audit Committee and continue as a member of the board.

“It’s been truly remarkable to watch Oyster Point evolve as a public company and emerge as a disruptor in the ocular surface industry,” said Michael G. Atieh. “I’m honored to join Oyster Point’s Board and lead the audit committee as Chairperson while collaborating with Drs. Nau and Behbahani, Mr. Murray and the other esteemed members of the board.”

About Michael G. Atieh

Michael G. Atieh serves as a director of Immatics, N.V., a clinical-stage biopharmaceutical company, and electroCore, Inc., a medical technology company. Mr. Atieh also serves as a director of Chubb Limited, the parent company of the Chubb Group of Companies focused on global insurance and reinsurance services.

About Oyster Point Pharma

Oyster Point Pharma is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of first-in-class pharmaceutical therapies to treat ocular surface diseases. Oyster Point Pharma’s lead product candidate, OC-01 nasal spray, a highly selective cholinergic agonist, is being developed as a nasal spray to treat the signs and symptoms of dry eye disease. OC-01 nasal spray’s novel mechanism of action re-establishes tear film homeostasis by activating the trigeminal parasympathetic pathway to stimulate the glands and cells responsible for natural tear film production, known as the lacrimal functional unit (LFU).

Investor Contact:

Tim McCarthy

LifeSci Advisors, LLC

(212) 915-2564

investors@oysterpointrx.com

Media Contact:

Sheryl Seapy, W2O Group

(213) 262-9390

sseapy@w2ogroup.com